Exhibit 99.1


 Sun American Bancorp Earnings Increase 13% to $582,000 in Second Quarter 2006;
        Revenues Increase 37%, Loans Increase 25%, Deposits Increase 27%


     MIAMI--(BUSINESS WIRE)--July 24, 2006--Sun American Bancorp (AMEX:SBK), the bank holding company for Sun American Bank, today reported that strong loan and deposit growth contributed to second quarter profits of $582,000, or $0.03 per diluted share, compared to $514,000, or $0.05 per diluted share, in the second quarter a year ago. For the first six months of 2006, net income was $854,000, or $0.04 per diluted share, compared to $1.1 million, or $0.11 per diluted share, in the six month period a year ago. Diluted earnings per share reflect
8.9 million shares issued since June 2005.
     In May, Sun American signed a definitive purchase agreement to acquire substantially all of the assets of Beach Bank. Based in Miami, Beach Bank is a privately held commercial bank with $120 million in assets. Under the terms of the agreement, Sun American Bancorp will purchase the assets of Beach Bank, which operates two branches in Miami-Dade County, in a transaction valued at approximately $21 million. Under the terms of the transaction, declining portions of the proceeds will be held in escrow and released over a period of four years after the closing of the transaction. .
     "We are focused on creating shareholder value, by profitability building a solid franchise. We plan to continue expanding our franchise in Southeast Florida through both de novo branching and acquisitions," said Michael Golden, Chairman and CEO. "The acquisition of the two branches of Beach Bank will give us a business and commercial banking presence in one of the most affluent areas of South Florida. We are on target to complete the acquisition in the fourth quarter of 2006. In addition, we are in the process of building four new bank facilities, which are scheduled to open in the next three months. We will continue to evaluate expansion opportunities in key markets and identify growth opportunities that can be cost effectively implemented. Southeast Florida is one of fastest growing regions in the country, and we are excited about the opportunities this dynamic market offers."

     Second Quarter 2006 Highlights (compared to second quarter 2005)

     --   Announced acquisition of Beach Bank.

     --   Revenues advanced 37% to $4.0 million.

     -- Net interest income before provision for loan losses grew 44% to $3.8 million.

     -- Credit quality remains stable with nonperforming assets representing 0.01% of total assets.

     --   Net interest margin improved to 5.31%.

     --   Loans increased 25% to $251.7 million.

     --   Total deposits grew 27% to $244.1 million.

     --   Assets increased 30% to $320.9 million.

     Operating Results

     "We increased net interest income 44% in the second quarter of 2006, compared to the second quarter a year ago, by expanding our loan portfolio and properly managing our assets and liabilities," Golden added. Sun American's net interest income increased to $3.8 million compared to $2.6 million in the second quarter a year ago. Year-to-date, net interest income increased 51% to $7.4 million compared to $4.9 million in the same period a year ago.
     Largely as a result of the increase in the loan portfolio, interest and fees on loans increased 59% to $5.5 million in the second quarter of 2006, and 64% to $10.5 million year-to-date, compared to their respective periods a year ago.. Non-interest income was $200,659 in the second quarter of 2006 compared to $282,278 in the second quarter a year ago, and year-to-date, non-interest income was $419,697, compared to $584,749 in the first six months a year ago, primarily as a result of the decrease in service charges on deposit accounts.
     Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, grew 37% to $4.0 million in the second quarter, compared to $2.9 million in the second quarter of 2005. Revenues increased 43% to $7.8 million in the first half of 2006, compared to $5.5 million in the same period a year ago.
     Sun American's net interest margin was 5.31% for the six months ended June 30, 2006, a 38 basis point improvement from 4.93% for the six months ended June 30, 2005. For the first quarter of 2006, the net interest margin was 5.47%. "In the second quarter, our net interest margin came under pressure as deposit costs increased faster than loan yields. For the remainder of the year, we expect our net interest margin to experience continued pressure as the yield curve remains slightly inverted and pricing remains very competitive," said Robert Nichols, Chief Financial Officer.
     "We have seen an increase in our expenses this year due to advertising, signage and printing expenses related to the name change of the bank and the holding company, and costs associated with the new PGA branch office and operations center. We are also continuing with our plans of adding four additional branches, which we expect to open later this year. While this branch expansion initially puts pressure on our expense ratios, we do believe that over time they will add to our profitability by adding low cost deposits," said Nichols. Non-interest expenses were $3.2 million in the second quarter of 2006, an increase from $2.0 million in the second quarter a year ago. For the first six months of 2006, non-interest expenses were $6.4 million compared to $3.9 million in the first six months of 2005. Salaries and employee benefits and costs associated with the new branches contributed a majority to the increase in expenses.
     "Credit quality remains at very strong levels. Because we have not been active in loaning money to purchase high-rise condominiums we have little exposure should that red-hot market slow down," Golden said. Nonperforming assets were $32,370, or 0.01% of total assets, at June 30, 2006, compared to $111,451, or 0.05% of total assets a year ago. Sun American added $137,285 to its provision for loan losses in the second quarter compared to $ 329,790 in the second quarter of 2005. At June 30, 2006, the allowance for loan losses totaled $2.7 million, representing 1.07% of total loans outstanding.
     No current income tax provision has been recorded in the current quarter or for the second quarter of 2005 due to utilization of the benefits of past loss carryforwards. A current tax provision is expected for the full 2006 fiscal year.

     Balance Sheet Review

     Assets increased 30% to $320.9 million at June 30, 2006, compared to $247.4 million a year earlier. Net loans increased 25%, to $251.7 million at June 30, 2006, compared to $202.0 million a year earlier. "Loan production for the quarter was strong, with the loan portfolio showing significant growth over the prior year's balances," said Golden. "While our focus remains real estate oriented, we have been expanding our commercial and industrial lending operation as well," Golden added.
     Total deposits increased 27%, to $244.1 million at June 30, 2006, compared to $192.2 million at the end of June 2005. Total transaction and savings accounts increased 102% during the twelve months ending June 30, 2006, while certificates of deposit increased 25%. "As interest rates continue to rise, we have seen customers shift higher balances to interest bearing accounts. However, we continue to see transaction account growth as well," Golden concluded.
     Shareholders' equity increased 128% to $62.2 million at quarter-end compared to $27.2 million at the end of the second quarter last year. Book value per share improved to $3.28 at June 30, 2006, from $2.72 a year ago.

     About Sun American Bancorp

     Based in Miami, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Formerly Pan America Bank, it operates eight offices in Miami, Broward and Palm Beach Counties in Southeast Florida. For additional information, please visit out website at www.sunamericanbank.com.
     Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.


                              SUN AMERICAN BANCORP
                           CONSOLIDATED BALANCE SHEETS
                       June 30, 2006 and December 31, 2005

                                            June 30,    December 31,
                                              2006          2005
                                          ------------- -------------
                                           (Unaudited)

ASSETS
Cash and due from financial institutions  $ 15,021,802  $  6,201,079
Federal funds sold                          10,600,000    21,380,000
                                          ------------- -------------
 Total cash and cash equivalents            25,621,802    27,581,079
Securities available for sale                5,094,013     5,208,159
Securities held to maturity (fair value
 2006 - $20,077,344, 2005 - $20,832,067)    20,732,067    21,160,886
Loans (net of allowance of $2,717,884 in
 2006 and $2,119,396 in 2005)              251,659,939   210,665,319
Federal Reserve Bank Stock                   1,701,450     1,257,400
Federal Home Loan Bank Stock                 1,049,100     1,328,000
Premises and equipment                       5,518,941     2,014,340
Accrued interest receivable                  1,251,705     1,235,797
Goodwill and other identified intangibles    5,887,751     5,963,596
Other assets                                 2,335,428       736,269
                                          ------------- -------------
       Total assets                       $320,852,196  $277,150,845
                                          ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
    Non-interest bearing                  $ 33,516,540  $ 32,971,081
    Interest bearing                       210,576,151   160,493,718
                                          ------------- -------------
        Total deposits                     244,092,691   193,464,799
Repurchase agreements                        1,372,028     1,020,710
Federal Home Loan Bank advances             11,000,000    21,000,000
Accrued expense and other liabilities        2,161,084     2,014,942
                                          ------------- -------------
   Total liabilities                       258,625,803   217,500,451
                                          ------------- -------------

Minority interest                               26,019        25,386

Stockholders' equity
 Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding, 2006 - 18,948,775 shares,
  2005 - 18,500,912 shares                     416,812       412,333
 Capital surplus                            67,086,016    65,299,226
 Accumulated deficit                        (5,041,734)   (5,895,750)
 Accumulated other comprehensive (loss)       (260,720)     (190,801)
                                          ------------- -------------
       Total stockholders' equity           62,200,374    59,625,008
                                          ------------- -------------
          Total liabilities and
           stockholders' equity           $320,852,196  $277,150,845
                                          ============= =============


                              SUN AMERICAN BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                     Six months ended June 30, 2006 and 2005

                                               June 30,    June 30,
                                                 2006        2005
                                             ------------ -----------
                                             (Unaudited) (Unaudited)

Interest and dividend income:
 Loans, including fees                       $10,485,934   6,377,711
 Securities                                      604,952     460,189
 Federal funds sold and other                    348,715      93,147
                                             ------------ -----------
                                              11,439,601   6,931,047
Interest expense:
 Deposits                                      3,720,782   1,626,310
 Other                                           304,452     393,621
                                             ------------ -----------
                                               4,025,234   2,019,931
                                             ------------ -----------

Net interest income before provision for
 loan losses                                   7,414,367   4,911,116
Provision for loan losses                        569,451     472,790
                                             ------------ -----------

Net interest income after provision for loan
 losses                                        6,844,916   4,438,326

Non-interest income:
 Service charges on deposit accounts             419,697     576,819
 Net gains on sales of securities                      -       7,930
                                             ------------ -----------
                                                 419,697     584,749
Non-interest expenses:
 Salaries and employee benefits                3,353,571   1,848,750
 Occupancy and equipment                       1,298,336     775,098
 Data and item processing                        322,884     233,865
 Professional fees                               345,524     332,555
 Insurance                                        99,569      86,350
 Other                                           990,048     629,554
                                             ------------ -----------
                                               6,409,932   3,906,172
                                             ------------ -----------

 Income before taxes and minority interest       854,681   1,116,903

Minority interest in net income of
 subsidiary                                         (666)     (1,340)
                                             ------------ -----------

Net income                                   $   854,015   1,115,563
                                             ============ ===========

Basic earnings per share                     $      0.05        0.12
                                             ============ ===========
Diluted earnings per share                   $      0.04        0.11
                                             ============ ===========
Weighted average number of common shares,
 basic                                        18,703,053   9,305,535
                                             ============ ===========
Weighted average number of common shares,
 diluted                                      22,334,259   9,932,076
                                             ============ ===========

                              SUN AMERICAN BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                    Three months ended June 30, 2006 and 2005

                                               June 30,     June 30,
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited) (Unaudited)

Interest and dividend income:
 Loans, including fees                       $ 5,469,005    3,447,205
 Securities                                      315,331      231,675
 Federal funds sold and other                    210,304       45,367
                                             ------------ ------------
                                               5,994,640    3,724,247
Interest expense:
 Deposits                                      2,115,675      889,068
 Other                                           114,574      227,343
                                             ------------ ------------
                                               2,230,249    1,116,411
                                             ------------ ------------

Net interest income before provision for
 loan losses                                   3,764,391    2,607,836
Provision for loan losses                        137,285      329,790
                                             ------------ ------------

Net interest income after provision for loan
 losses                                        3,627,106    2,278,046

Non-interest income:
 Service charges on deposit accounts             200,659      282,278
                                             ------------ ------------
                                                 200,659      282,278

Non-interest expenses:
 Salaries and employee benefits                1,657,610      931,026
 Occupancy and equipment                         724,322      395,293
 Data and item processing                        172,116      121,372
 Professional fees                               181,621      162,675
 Insurance                                        52,059       49,231
 Other                                           457,915      386,391
                                             ------------ ------------
                                               3,245,643    2,045,988
                                             ------------ ------------

 Income before taxes and minority interest       582,122      514,336

Minority interest in net income of
 subsidiary                                         (349 )       (699)
                                             ------------ ------------

Net income                                   $   581,773      513,637
                                             ============ ============

Basic earnings per share                     $      0.03         0.05
                                             ============ ============
Diluted earnings per share                   $      0.03         0.05
                                             ============ ============
Weighted average number of common shares,
 basic                                        18,834,750   10,002,515
                                             ============ ============
Weighted average number of common shares,
 diluted                                      22,819,800   10,609,076
                                             ============ ============


     CONTACT: Sun American Bancorp
              Michael Golden, CEO
              Robert Nichols, CFO
              561-826-0464